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Computershare

9062 Old Annapolis Road

Columbia, MD 21045

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A., in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2024 through December 31, 2024 (the "Full-Year Reporting Period"), or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a)      A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 25, 2025

/s/ Eileen O'Connor

Eileen O'Connor

Senior Vice President

/s/ Patti Spencer

Patti Spencer

Assistant Secretary

[1] On November 1, 2021, Computershare, Computershare Delaware Trust Company and Computershare Limited purchased substantially all the Corporate Trust Services ("CTS") business of Wells Fargo Bank, N.A. ("Wells Fargo"). For transactions with a Partial-Year Reporting Period on Schedule I which closed prior to the Full-Year Reporting Period, the Company may have acted as agent for Wells Fargo for a portion of the Full-Year Reporting Period. For such transactions (if any) and for the portion of the Full Year Reporting Period prior to the Partial-Year Reporting Period, Wells Fargo remained in the related roles under the Servicing Agreement and the Company performed virtually all of Wells Fargo’s obligations under the Servicing Agreement as Wells Fargo’s agent. To the extent that the Company acted as Wells Fargo’s agent for any portion of the Full-Year Reporting Period under a Servicing Agreement, the Company has provided a separate annual statement of compliance that covers the Company’s activities under the related Servicing Agreement in its capacity as Wells Fargo’s agent.

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Computershare Capacity(ies)	Reporting Period
Benchmark 2024-V7
Mortgage Trust, Commercial	Pooling and
Mortgage Pass-Through	Servicing		Certificate	05/30/2024 -
Certificates, Series 2024-V7	Agreement	05/01/2024	Administrator	12/31/2024

Material Instance(s) of Non-Compliance

List of exemptions for Benchmark 2024-V7 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2024-V7:

Computershare Trust Company, N.A. made a distribution on June 17, 2024 (the "June Distribution") to the certificateholders of Benchmark 2024-V7 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2024-V7. The June Distribution contained an aggregate underpayment of $275,658 to Class B, Class C, Class F-RR, Class G-RR, Class J-RR, Class K-RR, Class VRR, Class X-A, Class X-B, and Class X-D with no corresponding overpayment. The payment error resulted from an administrative error by the Certificate Administrator in processing the Initial Month's Interest Deposit Amount in the servicer's report. The impact of the error was limited to the June Distribution.

On June 28, 2024, Computershare revised the June Distribution to correct the payment error, and on July 1, 2024, additional funds were distributed to the underpaid Class B, Class C, Class F-RR, Class G-RR, Class J- RR, Class K-RR, Class VRR, Class X-A, Class X-B, and Class X-D. In an effort to prevent similar payment errors, Computershare has incorporated enhanced control procedures related to processing Initial Month Interest Deposit Amounts.